Exhibit 1.01

Conflict Minerals Report of Omnicell Inc. for the reporting period from
January 1, 2014 to December 31, 2014

Introduction

This Conflict Minerals Report (the “Report”) of Omnicell, Inc. (hereinafter referred to as “Omnicell” or the “Company”) has been prepared pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”), as amended, for the reporting period from January 1, 2014 to December 31, 2014 (the “Reporting Period”).

The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products, and the minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals, which the Company collectively refers to in this Report as the “Conflict Minerals,” are gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives, which are limited to tantalum, tin and tungsten. The “Covered Countries,” for the purposes of the Rule and this Report, are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola. As described in this Report, the Company manufactures, or contracts to manufacture, products that contain Conflict Minerals that are necessary to the functionality or production of those products. As a result, as discussed below, the Company performed a reasonable country-of-origin inquiry (“RCOI”) as well as due diligence on the source and chain of custody of the necessary Conflict Minerals. Numerous other terms in this Report are defined in the Rule, and the reader is referred to those sources and to SEC Release No. 34-67716 issued by the Securities and Exchange Commission on August 22, 2012 for such definitions.

When this Report uses the term “conflict-free,” it means the smelters or refiners have been verified as complying with the Conflict-Free Sourcing Initiative’s Conflict-Free Smelter Program (the “CFSP”) developed by the Conflict-Free Sourcing Initiative (“CFSI”) or an equivalent third-party audit program. The CFSP identifies smelters and refiners that an independent third-party audit has confirmed have systems in place that comply with the CFSP’s assessment protocols to assure sourcing of Conflict Minerals that were not used, directly or indirectly, to finance or benefit armed groups in the Covered Countries (“Validated Smelters”).

As a result of the opinion of the U.S. Court of Appeals for the District of Columbia Circuit upholding the Rule but finding that certain requirements of the Rule were in violation of the First Amendment, the SEC provided guidance that, if a company has products that have either not been found to be "DRC conflict free” or are “DRC conflict undeterminable,” it would not be required to identify the products as not found to be "DRC conflict free," or "DRC conflict undeterminable" but should disclose, for those products, the facilities used to produce the Conflict Minerals, the country of origin of the minerals and the efforts to determine the mine or location of origin.

A copy of this Report is publicly available on the Company’s website, http://ir.omnicell.com/sec.cfm.

Description of the Company’s Products Covered by this Report

The Company provides automation and business information solutions designed to enable healthcare systems to streamline the medication administration process and manage costly medical supplies for increased operational efficiency and enhanced patient safety. This Report relates to products: (i) for which conflict minerals are necessary to their functionality or production; (ii) that were manufactured, or contracted to be manufactured, by the Company; and (iii) for which the manufacture was completed during the Reporting Period (the “Covered Products”).

For the Reporting Period, the Company identified the following as Covered Products:

•	OmniRx - Secure dispensing system that automates the management and dispensing of medications at the point of use.

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Savvy Mobile System - Mobile wireless computer and dispensing system that provides a mobile platform for hospital information systems and a convenient and secure method for nurses to move medication and supplies.

•	WorkflowRx - Automated pharmacy storage, retrieval and packaging systems.

•	Anesthesia Workstation - Secure dispensing system for the management of anesthesia supplies and medications.

•	Omnicell Supply Solution - Secure dispensing system that automates the management and dispensing of medical and surgical supplies at the point of use.

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Supply/Rx Combination Solution - Secure dispensing system that manages both supplies and medications from the same cabinets, using the same user interface screens, in medical and surgical units and specialty areas.

•	Omnicell Tissue Center - Manages the chain of custody for bone and tissue specimens from the donor to the patient in the operating room.

•	OptiFlex SS - Specialty modules for the perioperative areas.

•	OptiFlex CL - Specialty modules for the cardiac catheterization lab and other procedure areas.

•	OptiFlex MS - System for the management of medical and surgical supplies that provides the flexibility of utilizing bar code control in an open shelf environment.

•	SureSeal, Autobond, AutoGen, and Gemini - Pharmacy sealers for medication packaging.

•	MTS350, MTS400, MTS500 - Semi-automated filling equipment for medication packaging.

•	M5000, AccuFlex, OnDemand 400 for RxMAP, and OnDemand Express II - Pharmacy automated systems for medication packaging.

Reasonable Country-of-Origin Inquiry

The Company has conducted a good faith RCOI inquiry regarding the necessary Conflict Minerals. This good faith RCOI was reasonably designed to determine whether any of the necessary Conflict Minerals originated in the Covered Countries and whether any of the necessary Conflict Minerals may be from recycled or scrap sources. The Company’s RCOI comprises the conduct described under the caption “Description of Due Diligence Measures -- Identify and Assess Risk in the Supply Chain,” below. Because, as a result of the RCOI, the Company was unable to determine the countries of origin of all of the necessary Conflict Minerals in its supply chain, the Company also performed due diligence on the source and chain of custody of the necessary Conflict Minerals.

Design of Due Diligence

The Company’s due diligence measures have been designed to conform, in all material respects, to the framework in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chain of Minerals from Conflict-Affected and High Risk Areas: Second Edition, including the related supplements on gold, tin, tantalum and tungsten (the “OECD Guidance”), specifically as it relates to the Company’s position in the minerals supply chain as a “downstream” purchaser.

Description of Due Diligence Measures

The Company’s Due Diligence Program includes the identification of its supplier base and determining the suppliers that are within the scope of its due diligence process, the adoption of a conflict minerals policy, an internal management council to support supply chain due diligence, engagement with relevant suppliers, escalation procedures, recordkeeping and measurement processes, and strategy to respond to risks.

The Company’s due diligence measures performed with respect to Covered Products during the Reporting Period included the following:

Establish Strong Company Management Systems

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Omnicell’s Conflict Minerals Policy. The Company has developed a Conflict Minerals Policy (the “Policy”) that communicates to its suppliers and the public its commitment to comply with all applicable laws governing the sourcing of conflict minerals that are used in its products. Accordingly, the Company has included in its Policy a statement of Supplier Responsibilities that communicates its expectations from its suppliers in achieving its compliance obligations.

During the Reporting Period, the Company reviewed its Policy and the related internal documentation with the assistance of an independent third-party advisory firm. As a result of this analysis, the Company updated its Policy to include direct reference to the OECD Guidance and an internal grievance mechanism. Further, under the Policy, suppliers that manufacture components, parts, or products containing Conflict Minerals are encouraged to commit to sourcing those materials from environmentally and socially responsible sources only. The Policy provides that materials that either directly or indirectly contributes to conflict are unacceptable. Under the Policy, suppliers must define, implement and communicate to sub-suppliers their commitment to responsible sourcing of these materials. The Policy communicates the Company’s expectation that its suppliers work with sub-suppliers to ensure traceability of these materials at least to smelter level.

The most recent policy is posted on the Company’s website at: www.omnicell.com/About_Omnicell/Environmental_Sustainability/Conflict_Minerals_Policy.aspx, which was updated during the Reporting Period.

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Conflict Minerals Team. The Company has an organizational team, the Conflict Minerals Council, to plan, implement and oversee the execution and effectiveness of our Conflict Minerals due diligence program. The Council includes members from Legal, Corporate Quality and Regulatory Compliance, Global Procurement and Finance. Members of this organizational team are required to attend awareness training sessions pertaining to Conflict Minerals compliance. During the Reporting period, the Company also engaged services of an independent third-party advisory firm to assist in its compliance efforts.

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System of Controls and Transparency. During the Reporting Period, the Company created a Conflict Minerals Due Diligence Handbook to be integrated within Omnicell’s Quality Management Systems as a Standard Operating Procedure and related work instructions. In addition, the Company’s third-party advisory firm provided strategic advice in updating and designing robust management systems to validate practices in the Company’s supply chains. These systems are designed to collect and retain, in an electronic database, the information necessary to support the Company’s conflict minerals inquiry and reporting. The Company added conflict minerals requirements in its quarterly business review reporting programs in order to track progress and compliance.

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Strengthen Engagement with Suppliers. During the Reporting Period, the Company established new provisions in its standard supplier contracts regarding compliance with its Policy and related supplier requirements. As the Company enters into new contracts, or as contracts renew, the Company is adding provisions regarding compliance with its Policy and related supplier requirements to all standard contracts for its direct suppliers. Contracts with suppliers are frequently in force for three to five years or more. The Company has also developed escalation procedures, assigning designated members of Omnicell Global Procurement team to work with suppliers to help them respond to the Company’s information requests.

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Grievance Mechanism. During the Reporting Period, the Company established a grievance mechanism comprising a direct email account (conflictminerals@omnicell.com) where any person can submit any questions or concerns about the Company’s Conflict Minerals policy. Any correspondence would be reviewed by Corporate Quality and any identified risks forwarded to the Conflict Minerals Council for review and mitigation.

Identify and Assess Risks in the Supply Chain

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Identification of Relevant Suppliers. To identify relevant suppliers, Global Procurement and Corporate Quality and Regulatory Compliance conducted a review of the design of the Company’s products to determine which products (the manufacture of which was completed during the Reporting Period) may contain necessary Conflict Minerals and which of the Company’s suppliers (including contract manufacturers) provided components or parts for those Covered Products. The Company narrowed the supplier scope to metals, electro-mechanical and contract manufacturers, excluding suppliers whose products were considered to be “highly unlikely” to contain necessary Conflict Minerals. This conclusion was based on the Company’s assessment that Conflict Minerals were primarily used in metal and electronics fabrication in the technology sector.

Initially, the Company identified 82 suppliers thought to be within scope of the Conflict Minerals Program. The Company adopted a risk-based approach by prioritizing relevant suppliers based on active status, direct purchase of material, and annual direct spending and requested a completed Conflict Minerals Reporting Template (the “CMRT”) using a form generated by the EICC. Based on this analysis, the Company focused on the suppliers that together accounted for a majority of the Company’s direct spending on Covered Products for the Reporting Period. This evaluation, which effectively limited the scope of the inquiry to contract manufacturers, excluded certain inactive suppliers and the suppliers of generic off-the-shelf components for the current Reporting Period, reduced the total number of suppliers within scope from 82 to seven. Accordingly, the Company directed its due diligence efforts towards these seven suppliers during the Reporting Period.

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Identification of Smelters and Refiners in the Supply Chain. To identify smelters, refiners and countries of origin in its supply chain, the Company asked these seven first-tier suppliers to complete the CMRT available through the CFSI. The CMRT facilitates the transfer of information through the supply chain regarding country of origin, mine location and smelters and refiners used. As an alternative to completing the CMRT, and with the Company’s approval, the Company also accepted a written declaration from a supplier. The Company also referred suppliers to other resources publicly available through the CFSP. Six of the seven suppliers contacted have responded to this year’s survey. The Company monitored supplier progress and reviewed the CMRTs and other information provided by the suppliers to assess the reasonableness of the responses and to look for inconsistencies or other apparent inaccuracies. Using risk criteria defined in the Conflict Minerals Due Diligence Handbook, the Company’s third-party advisor also reviewed the CMRTs to assess risk to its supply chain as well as to the Policy. When information provided by suppliers appeared to be incomplete, or potentially incorrect, the Company made further inquiry to better understand the underlying facts or requested supplemental information. However, some of the suppliers identified smelters or refiners on a division- or company-wide basis, and, as a result, the Company concluded that not all smelters or refiners identified by those suppliers were necessarily used to process necessary Conflict Minerals in the specific products supplied to the Company.

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Assessment of Risk. Based on the review of the CMRT forms from the suppliers within scope, the Company, with its third-party advisor, conducted sample audits of its two top suppliers, both of which are its main contract manufacturers, to determine if the evidence supported their CMRT responses and the declarations submitted to the Company. Additionally, the Company has provided these suppliers with a copy of its findings to help update and integrate any changes within their processes and their conflict mineral policy. The Company also initiated an audit request for one additional supplier, but this request was declined by this supplier. The Company then assessed the risk to its supply chain from this particular supplier and determined it to be low since this supplier is a second source of identical product supplied by another one of the other suppliers that the Company had audited, where they utilized a similar supply chain for procurement of components.

To the extent that the Company was able to identify smelters and refiners that might be in the Company’s supply chain based on data provided by its suppliers, the Company took steps to assess the smelter’s or refiner’s due diligence to the extent practicable. In particular, the Company examined the information provided in the CMRT to determine if the smelter or refiner was a “Validated Smelter” under the CFSP. The CFSP provides information regarding those smelters or refiners that, following an independent third-party audit, have been found to be compliant with the CFSP’s assessment protocols to assure sourcing of only conflict-free materials.

Design and Implement a Strategy to Respond to Identified Risks

Of the smelters or refiners that have been identified as potentially applicable, some have not been identified as Validated Smelters. Through its contract provisions and Policy, as well as through its individual follow-up and supplier audits, the Company has taken steps to encourage its suppliers to source from Validated Smelters. The Company has also developed a strategy for addressing the risk of unresponsive suppliers that do not source from Validated Smelters, including cautioning the supplier, providing additional education to the supplier and other corrective actions, giving the supplier an opportunity to change its sourcing to Validated Smelters, monitoring and tracking performance and elevating the problem to management. If, for any reason, the supplier were unable to change sources to Validated Smelters or were otherwise unresponsive, the Company will have to review the risk and determine proper strategies such as alternate sourcing.

Carry Out Independent Third-Party Audit of Supply Chain

Although, as discussed above, the Company has conducted sample audits of two of its major suppliers, the Company does not have any direct relationships with smelters or refiners that process Conflict Minerals and it does not perform or direct audits of these entities within its supply chain. As an alternative, the Company has relied on audit results and information collected and provided by independent third-party audit programs, such as the CFSP.

Report Annually on Supply Chain Due Diligence

The Company expects to report annually, as required by the Rule, and has posted this Report on its website.

Risk Mitigation and Future Due Diligence Measures

As the Company further develops its conflict minerals due diligence program, the Company intends to take the following steps to further enhance its due diligence measures and to mitigate the risk that the necessary Conflict Minerals in its products could finance or benefit armed groups in the Covered Countries:

•	Continuing to enhance supplier communication and escalation process to improve due diligence data accuracy and completion;

•	Conduct more detailed due diligence for all suppliers, including generic off-the-shelf components that are included in the products sold by the Company during 2015 calendar reporting period;

•	Requesting that suppliers complete their CMRTs by providing product- or component-specific information and surveying all relevant sub-suppliers;

•	Making audit requests to four additional suppliers in the 2015 calendar reporting period;

•	Continuing to improve its process based on lessons learned in 2014;

•	Continuing to encourage its suppliers to implement responsible sourcing through the CFSI program.

Results of Due Diligence Measures

Inherent Limitations on Due Diligence Measures

The Company’s supply chain with respect to the Covered Products is complex, and its manufacturing process is significantly removed from the mining, smelting and refining of Conflict Minerals. In this regard, the Company does not have direct contractual relationships with smelters, refiners or mines, and there are many third parties in the supply chain between the ultimate manufacture of the Covered Products and the original sources of Conflict Minerals. Moreover, the Company believes that the smelters and refiners of the Conflict Minerals are best situated to identify the sources of Conflict Minerals and, therefore, has taken steps to identify the applicable smelters and refiners of necessary Conflict Minerals in the Company’s supply chain. However, tracing these minerals to their sources is a challenge that requires the Company to rely on its direct suppliers in its efforts to achieve supply chain transparency, including obtaining information regarding the origin of the necessary Conflict Minerals. The information provided by suppliers may be inaccurate or incomplete or subject to other irregularities. In addition, because of the Company’s relative location within the supply chain in relation to the actual extraction and transport of Conflict Minerals, its ability to verify the accuracy of information reported by suppliers is limited. Accordingly, the Company can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary Conflict Minerals in the Covered Products.

Another complicating factor is the unavailability of country of origin and chain of custody information from our suppliers on a continuous, real-time basis. Under the Rule, a product is “DRC conflict free” if it meets the required standard every day of the reporting year; conversely, a product would “not be found to be DRC conflict free” if it does not meet the required standard even one day of the reporting year.

Identified Smelters and Refiners

While some of the Company’s suppliers provided information for the particular products they supply to the Company, several of the suppliers provided this information on a division- or company-wide basis. When the supplier provided product-level information or what reasonably appeared to be product-level information, the Company has listed on Appendix 1 the smelters or refiners identified by the supplier, excluding any facilities that were not identified on the list compiled by the U.S. Commerce Department of “all known conflict mineral processing facilities worldwide.”

Identified Countries of Origin

As noted above, when the supplier provided product-level information or what reasonably appeared to be product-level information, the Company has listed on Appendix 2 the countries of origin of the necessary Conflict Minerals identified by the supplier, excluding any countries of origin of Conflict Minerals associated with facilities that were not identified on the list compiled by the U.S. Commerce Department of “all known conflict mineral processing facilities worldwide.”

Efforts to Identify Location or Mine of Origin

To identify the specific mine or location of origin of the necessary Conflict Minerals within the above-referenced countries of origin, the Company has undertaken the due diligence process described above and continues to follow up with its suppliers to gather additional details and information.

Cautionary Note on Forward-Looking Statements

Forward-looking statements in this Report are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and other federal securities laws. Investors are cautioned that statements in this Report that are not strictly historical statements, including without limitation, the Company’s intentions and expectations regarding further supplier engagement, future supplier audits, future due diligence and risk mitigation efforts and strategy, constitute forward-looking statements that involve risks and uncertainties. Words such as “expects,” ”anticipates,” “targets,” “goals,” “projects,” ”intends,” “plans,” “believes,” “seeks,” “estimates,” “evaluates,” variations of these words, and similar expressions are intended to identify such forward-looking statements. Actual results could differ materially from the forward-looking statements. Risks and uncertainties that could cause actual results to differ include, without limitation, risks and uncertainties associated with the progress of industry and other supply chain transparency and smelter or refiner validation programs for Conflict Minerals (including the possibility of inaccurate information, fraud and other irregularities), inadequate supplier education and knowledge, limitations on the ability or willingness of suppliers to provide more accurate, complete and detailed information and limitations on the Company’s ability to verify the accuracy or completeness of any supply chain information provided by suppliers or others.

The Company has provided information as of the date of this Report. Subsequent events, such as the inability or unwillingness of any of our suppliers, smelters or refiners to comply with Omnicell’s Policy, may affect its future determinations under the Rule.

Appendix 1

Based on the information that was provided by the Company’s suppliers, the Company believes that, to the extent reasonably determinable by the Company, the facilities that were used to process the necessary Conflict Minerals contained in the Covered Products included the following smelters and refiners:

Subject Mineral	Smelter or Refiner Name
Gold	AIDA Chemical Industories Co., Ltd.
Gold	Allgemeine Gold- und Silberscheideanstalt A.G.
Gold	Argor-Heraeus SA
Gold	Asahi Pretec Corp.
Gold	Caridad
Gold	Chugai Mining Co., Ltd.
Gold	Codelco
Gold	Heraeus Precious Metals GmbH & Co. KG
Gold	Ishifuku Metal Industry Co., Ltd.
Gold	Johnson Matthey Inc.
Gold	Johnson Matthey Limited
Gold	JX Nippon Mining & Metals Co., Ltd
Gold	LS-Nikko Copper Inc.
Gold	Materion
Gold	Matsuda Sangyo Co. Ltd.
Gold	Metalor Technologies (Hong Kong) Ltd.
Gold	Metalor Technologies SA
Gold	Metalor USA Refining Corporation
Gold	Mitsubishi Materials Corporation
Gold	Navoi Mining and Metallurgical Combinat
Gold	Nihon Material Co., Ltd.
Gold	Ohio Precious Metals
Gold	Royal Canadian Mint
Gold	Sabin
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.
Gold	Sumitomo Metal Mining Co., Ltd.
Gold	Tanaka Kikinnzoku Kogyo K.K.
Gold	United Refining
Gold	Western Australian Mint trading as The Perth Mint
Gold	Yokohama Metal Co., Ltd.
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation
Gold	Zijin Mining Group Co. Ltd.
Tantalum	Exotech Inc.
Tantalum	Global Advanced Metals
Tantalum	H.C. Starck GmbH
Tantalum	Jiangxi Yichun
Tantalum	Jiujiang Jinxin Nonferous Metals Co., Ltd
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.

Subject Mineral	Smelter or Refiner Name
Tantalum	Solikamsk Metal Works
Tantalum	Ulba
Tantalum	Zhuzhou Cement Carbide
Tin	CV Nurjanah
Tin	CV United Smelting
Tin	Electroloy Metal Pte.
Tin	EM Vinto
Tin	FSE Novosibirsk Refinery
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.
Tin	Metallo Chimique
Tin	Mineração Taboca S.A.
Tin	Minsur
Tin	Mitsubishi Material Corporation
Tin	MSC Croporation Berhad
Tin	OMSA
Tin	PT Bangka Putra Karya
Tin	PT Bangka Timah Utama Sejahtera
Tin	PT Belitung Industri Sejahtera
Tin	PT BilliTin Makmur Lestari
Tin	PT Bukit Timah
Tin	PT Eunindo Usaha Mandiri
Tin	PT HP Metals Indonesia
Tin	PT Koba Tin
Tin	PT Mitra Stania Prima
Tin	PT Sariwiguna Binasentosa
Tin	PT Stanindo Inti Perkasa
Tin	PT Sumber Jaya Indah
Tin	PT Tambang Timah
Tin	PT Timah
Tin	PT Tinindo Inter Nusa
Tin	Pure Technology
Tin	Thaisarco
Tin	Yunnan Chengfeng
Tin	Yunnan Tin Company Limited
Tungsten	Ganzhou Huaxing Tungsten
Tungsten	Ganzhou Sinda W&Mo Co., Ltd.
Tungsten	Global Tungsten & Powders Corp.
Tungsten	HC Starck GmbH
Tungsten	Hunan Chun-chang Non-ferrous Smelting & Concentrating Co., Ltd.
Tungsten	Jiangxi Tungsten Industry Co. Ltd.
Tungsten	Mitsubishi Materials Corp.
Tungsten	Nanchang Cemented Carbide Limited Liability Company
Tungsten	North American Tungsten
Tungsten	Xiamen Tungsten Co. Ltd.

Appendix 2

Based on the information that was provided by the Company’s suppliers and otherwise obtained through the due diligence process, the Company believes that, to the extent reasonably determinable by the Company, the countries of origin of the Conflict Minerals include the countries listed below:

Gold	Australia
Gold	Canada
Gold	Chile
Gold	China
Gold	Germany
Gold	Hong Kong
Gold	Japan
Gold	Republic of Korea
Gold	Mexico
Gold	Switzerland
Gold	United States
Gold	Uzbekistan
Tantalum	China
Tantalum	Germany
Tantalum	Kazakhstan
Tantalum	Russian Federation
Tantalum	United States
Tin	Belgium
Tin	Bolivia
Tin	Brazil
Tin	China
Tin	Indonesia
Tin	Japan
Tin	Malaysia
Tin	Peru
Tin	Russian Federation
Tin	Singapore
Tin	Thailand
Tungsten	Canada
Tungsten	China
Tungsten	Germany
Tungsten	Japan
Tungsten	United States